Exhibit 99.1

Verso Corporation Reports Fourth Quarter and
Full Year 2021 Financial Results

MIAMISBURG, Ohio – (February 28, 2022) – Verso Corporation (NYSE: VRS) today reported financial results for the fourth quarter and full year of 2021.

Fourth Quarter 2021 Highlights:
•	Net sales of $328 million, a 4% increase over fourth quarter 2020 and a 3% decrease over third quarter 2021
•	Net income of $13 million compared to a net loss of $90 million in the fourth quarter of 2020 and net income of $58 million in the third quarter 2021
•	Adjusted EBITDA of $74 million compared to $9 million in the fourth quarter of 2020 and $67 million in the third quarter of 2021

Overview
“Thanks to the efforts of the Verso team, Verso delivered excellent safety results and solid financial performance in the fourth quarter driven by improved sales and operations year-over-year,” said Verso President and Chief Executive Officer Randy Nebel. “As we look toward the future, we believe our pending combination with BillerudKorsnäs will enable our customers and employees to benefit from enhanced opportunities as part of a larger, stronger organization. Our full Board believes the proposed merger maximizes value for shareholders, who will receive a significant premium and immediate and certain value for their shares of Verso.”

Results of Operations – Comparison of Three Months Ended December 31, 2021 to Three Months Ended December 31, 2020

	Three Months Ended December 31,		Three Month $ Change
(Dollars in millions)	2020	2021
Net sales	$314	$328	$14
Costs and expenses:
Costs of products sold (exclusive of depreciation and amortization)	327	252	(75)
Depreciation and amortization	87	17	(70)
Selling, general and administrative expenses	15	22	7
Restructuring charges	8	6	(2)
Other operating (income) expense	(5)	(3)	2
Operating income (loss)	(118)	34	152
Interest expense	-	1	1
Other (income) expense	(5)	(6)	(1)
Income (loss) before income taxes	(113)	39	152
Income tax expense (benefit)	(23)	26	49
New income (loss)	$(90)	$13	$103

Comments to Results of Operations - Comparison of Three Months Ended December 31, 2021 to Three Months Ended December 31, 2020

Net sales
Net sales for the three months ended December 31, 2021 increased $14 million or 4% compared to the three months ended December 31, 2020 driven by favorable price/mix of $57 million, partially offset by $43 million, or 14%, in decreased sales largely attributable to our sold Duluth and idled Wisconsin Rapids mills. Total company sales volume was down from 392 thousand tons during the three months ended December 31, 2020, to 341 thousand tons during the same period of 2021, primarily attributable to our sold Duluth and idled Wisconsin Rapids mills.

Operating income (loss)
Operating income was $34 million for the three months ended December 31, 2021, an increase of $152 million when compared to an operating loss of $118 million for the three months ended December 31, 2020.

Operating results for the three months ended December 31, 2021 were positively impacted by:
•	Favorable price/mix of $57 million driven by price increase realization across all grades, including pulp
•	Improved operating income of $12 million resulting from the conversion to our current two mill system
•
Lower net operating expenses of $42 million driven by $25 million of lower closed/idled mill spend and $17 million of additional reductions associated with lower wood cost and cost reduction initiatives across our mill system

•	Lower depreciation expense of $70 million, primarily due to $65 million in accelerated depreciation related to the closure of our Duluth Mill in December 2020
•	Lower Restructuring charges of $2 million associated with the permanent shutdown of our Duluth Mill in December 2020

Operating results for the three months ended December 31, 2021 were negatively impacted by:
•	Lower sales volume resulting in a decrease of $2 million in net operating income
•	Inflationary costs of $20 million driven by purchased pulp, latex, energy and freight
•
Higher Selling, general and administrative costs of $7 million primarily driven by costs associated with the Merger Agreement, as well as higher incentive expense, partially offset by lower severance costs

•	Lower other operating income of $2 million, primarily related to finalization of the working capital adjustment to the sale of our Androscoggin and Stevens Point mills in 2020

Other (income) expense
Other income for the three months ended December 31, 2021 and 2020 includes income of $7 million and $5 million, respectively, associated primarily with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax expense of $26 million for the three months ended December 31, 2021 primarily reflects estimated tax expense for the period, partially offset by $1 million of tax benefit from release of valuation allowance against state tax credits.

Results of Operations – Comparison of Twelve Months Ended December 31, 2021 to Twelve Months Ended December 31, 2020

	Twelve Months Ended December 31,		Twelve Month $ Change
(Dollars in millions)	2020	2021
Net sales	$1,359	$1,278	$(81)
Costs and expenses:
Costs of products sold (exclusive of depreciation and amortization)	1,334	1,062	(272)
Depreciation and amortization	153	154	1
Selling, general and administrative expenses	77	76	(1)
Restructuring charges	12	23	11
Other operating (income) expense	(89)	(8)	81
Operating income (loss)	(128)	(29)	99
Interest expense	1	2	1
Other (income) expense	(19)	(25)	(6)
Income (loss) before income taxes	(110)	(6)	104
Income tax expense (benefit)	(9)	(3)	6
New income (loss)	$(101)	$(3)	$98

Comments to Results of Operations - Comparison of Twelve Months Ended December 31, 2021 to Twelve Months Ended December 31, 2020

Net sales
Net sales for the twelve months ended December 31, 2021 declined by $81 million or 6% compared to the twelve months ended December 31, 2020, attributable to favorable price/mix of $129 million, which was more than offset by a decrease in sales of $210 million, or 15%, primarily related to our sold Duluth, Androscoggin and Stevens Point mills and idled Wisconsin Rapids mill. Total company sales volume was down from 1,674 thousand tons during the year ended December 31, 2020, to 1,407 thousand tons during 2021, primarily attributable to our sold Duluth, Androscoggin and Stevens Point mills and idled Wisconsin Rapids mill.

Operating income (loss)
Operating loss was $29 million for the twelve months ended December 31, 2021, an improvement of $99 million when compared to operating loss of $128 million for the twelve months ended December 31, 2020.

Operating results for the twelve months ended December 31, 2021 were positively impacted by:
•	Favorable price/mix of $129 million driven by price increase realization across all grades, including pulp
•	Improved operating income of $34 million resulting from the conversion to our current two mill system
•	Lower net operating expenses of $78 million primarily driven by lower closed/idled mill spend, as well as lower wood cost, improved performance and cost reduction initiatives across our mill system
•	Lower planned major maintenance costs of $7 million driven by reduced scope
•
Lower Selling, general and administrative expenses of $1 million driven primarily by cost savings in connection with the sale of the two specialty mills in 2020, offset by higher incentive expense and Merger Agreement costs in 2021

Operating results for the twelve months ended December 31, 2021 were negatively impacted by:
•	Lower sales volume resulting in a decrease of $6 million in net operating income
•	Inflationary costs of $51 million driven by purchased pulp, latex, energy and freight
•
Higher depreciation expense of $1 million due primarily to $84 million in accelerated depreciation at our Wisconsin Rapids Mill in 2021, partially offset by $65 million in accelerated depreciation associated with the closure of our Duluth Mill in December 2020 and approximately $16 million of nonrecurring depreciation associated with these events

•
Higher Restructuring charges of $11 million primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021

•
Lower other operating income of $81 million, primarily as a result of the $94 million gain on the sale of our Androscoggin and Stevens Point mills in 2020, partially offset by $6 million in insurance recoveries in 2021, associated with a 2019 insurance claim at our Quinnesec Mill

Other (income) expense
Other income for the twelve months ended December 31, 2021 and 2020 includes income of $25 million and $20 million, respectively, associated primarily with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax benefit of $3 million for the year ended December 31, 2021 reflects estimated tax benefit for the period.

COVID-19 Pandemic
The COVID-19 pandemic has impacted our operations and financial results since the first quarter of 2020 and continues to have an impact on us. There continue to be significant uncertainties associated with the COVID-19 Pandemic, including with respect to the resurgence of new variants of the virus; whether the vaccines introduced to combat the virus are not effective or public acceptance of such vaccines is not widespread; and the impact of COVID-19 on economic conditions, including with respect to labor market conditions, economic activity, consumer behavior, supply chain shortages and disruptions and inflationary pressure; all of which could have a material impact on our business, financial position, results of operations and cash flows. While we cannot reasonably estimate the full impact of COVID-19 on our business, financial position, results of operations and cash flows, we saw our sales, volume and prices continue to recover during the fourth quarter of 2021.

BillerudKorsnäs Transaction
As announced on December 19, 2021, Verso has entered into a definitive merger agreement (the “Merger Agreement”) under which BillerudKorsnäs AB (“BillerudKorsnäs”) has agreed to acquire all of the outstanding shares of Verso for a purchase price of $27.00 per share in cash (the “Merger”). Verso’s Board of Directors (“Board”), acting upon the recommendation of a special committee of independent directors of the Board, unanimously determined that it is advisable and in the best interests of the Company and the Company’s stockholders to enter into the Merger Agreement and to consummate the Merger upon the terms and subject to the conditions set forth therein.  Please see the Additional Information and Where to Find It section below.

Conference Call
In light of the proposed Merger, Verso will not be hosting a conference call and webcast for analysts and investors or issuing an earnings presentation in conjunction with the release of financial results for the fourth quarter and full year 2021. For further detail and discussion of our financial performance please refer to our upcoming Annual Report on Form 10-K for the year ended December 31, 2021.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2021	2020	2021	2020	2021
Net income (loss)	$58	$(90)	$13	$(101)	$(3)
Income tax expense (benefit)	(17)	(23)	26	(9)	(3)
Interest expense	-	-	1	1	2
Depreciation and amortization	18	87	17	153	154
EBITDA	$59	$(26)	$57	$44	$150
Adjustments to EBITDA:
Restructuring charges(1)	-	8	6	12	23
Luke Mill post-closure costs(2)	(1)	6	2	15	9
Noncash equity award compensation(3)	1	-	2	5	5
Gain on Sale of the Androscoggin/Stevens Point Mills(4)	-	(6)	-	(94)	-
Loss on Sale of Duluth Mill(5)	-	-	-	-	3
Duluth and Wisconsin Rapids mills idle/post-closure costs(6)	3	20	3	37	20
(Gain) loss on sale or disposal of assets(7)	-	1	(1)	4	(1)
Stockholders proxy solicitation costs(8)	-	-	-	4	-
Other severance costs(9)	2	5	-	18	4
Merger related costs(10)	-	-	5	-	6
Other items, net(11)	3	1	-	2	4
Adjusted EBITDA	$67	$9	$74	$47	$223

(1)
For 2020, charges are associated with the closure of our Luke Mill in June 2019 and the closure of our Duluth Mill in December 2020. For 2021, charges are associated with the closure of our Luke Mill, the closure of our Duluth Mill and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021.

(2)
Costs recorded after the permanent shutdown of our Luke Mill that are not associated with product sales or restructuring activities, including costs relating to the ongoing environmental remediation and monitoring efforts.

(3)	Amortization of noncash incentive compensation.
(4)	Gain on the sale of outstanding membership interests in Verso Androscoggin, LLC in February 2020, which included our Androscoggin Mill and Stevens Point Mill.
(5)	Loss on the sale of our Duluth Mill in May 2021.
(6)	Idle/post-closure costs associated with our Duluth and Wisconsin Rapids mills that are not associated with product sales or restructuring activity.
(7)	Realized (gain) loss on the sale or disposal of assets.
(8)	Costs incurred in connection with the stockholders proxy solicitation contest.
(9)	Severance and related benefit costs not associated with restructuring activities.
(10)	Professional fees and other charges associated with merger related activity, including the Merger Agreement entered on December 19, 2021 with BillerudKorsnäs.
(11)	For 2020, other miscellaneous adjustments. For 2021, professional fees and other charges associated with strategic matters and other miscellaneous adjustments.

About Verso
VERSO CORPORATION is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso’s graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso’s specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “anticipates,” “believes,” “contemplates,” “could,” “seeks,” “estimates,” “intends,” “targets”, “expects”, “allows”, “enables”, “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. They include, for example, statements relating to Verso’s business and the anticipated benefits of Verso’s proposed merger with BillerudKorsnäs. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including, but not limited to, receipt of required regulatory approvals; risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees; the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally; the adverse impact of idling production, shutting down machines or facilities, restructuring our operations and selling non-core assets; changes in the costs of raw materials and purchased energy; security breaches and other disruption to our information technology infrastructure; uncertainties regarding the impact, duration and severity of the COVID-19 pandemic and measures intended to reduce its spread, and the impact of COVID-19 on economic conditions, including with respect to labor market conditions, economic activity, consumer behavior, supply chain shortages and disruptions and inflationary pressure; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to continue to adversely affect the demand for some of Verso’s key products, and the effectiveness of Verso’s responses to these developments; intense competition in the paper manufacturing industry; Verso’s limited ability to control the pricing of its products or pass through increases in its costs to its customers; Verso’s business being less diversified because of the Pixelle sale, the sale of Verso’s Duluth Mill, the closure of the Luke Mill and the permanent shut down of the No. 14 paper machine and certain other long-lived assets at the Wisconsin Rapid Mill; Verso’s dependence on a small number of customers for a significant portion of its business; any failure to comply with environmental or other laws or regulations; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption “Risk Factors” in Verso’s Form 10-K for the fiscal year ended December 31, 2020, Verso’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021, and from time to time in Verso’s other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It
In connection with the Merger, on February 8, 2022, Verso filed with the SEC and furnished to its stockholders a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card, as well as other relevant documents regarding the Merger. On or about February 8, 2022, Verso commenced mailing the Proxy Statement and a proxy card to Verso’s stockholders entitled to vote at a special meeting relating to the Merger, seeking their approval of the respective merger-related proposals. The Proxy Statement contains important information about the Merger and related matters. STOCKHOLDERS OF VERSO ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT VERSO HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT VERSO, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF VERSO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This release is not a substitute for the Proxy Statement, or for any other document that Verso has filed or may file with the SEC or send to its stockholders in connection with the Merger.

Investors and security holders may obtain copies of these documents and any other documents filed with or furnished to the SEC by Verso free of charge through the website maintained by the SEC at www.sec.gov, or on Verso’s investor website, https://investor.versoco.com/.

The special meeting of shareholders to vote on the Merger will be held virtually via live webcast at 10:00 a.m. Eastern Time on March, 11, 2022, and can be accessed by stockholders of record as of the close of business on the record date established for the special meeting by visiting www.virtualshareholdermeeting.com/VRS2022SM.

Participants in the Solicitation
Verso and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger under the rules of the SEC. Information about Verso’s directors and executive officers is available in the Definitive Proxy and Verso’s proxy statement dated on March 30, 2021 for its 2021 Annual Meeting of Stockholders. These documents are available free of charge from the sources indicated above, and from Verso by going to its investor relations page on its corporate website at https://investor.versoco.com/. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and in other relevant materials that may be filed with the SEC regarding the Merger when they become available.

Investor contact:
investor.relations@versoco.com
937-528-3220

Media contacts:
Shawn Hall
Director, Communications
937-528-3700
shawn.hall@versoco.com
Bryan Locke/Jenny Gore
Sard Verbinnen & Co
Verso-SVC@sardverb.com